Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

The Lion Electric Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares	457(o)	(1)	(1)	(2)	—	—
	Equity	Preferred Shares	457(o)	(1)	(1)	(2)	—	—
	Debt	Debt Securities	457(o)	(1)	(1)	(2)	—	—
	Other	Warrants	457(o)	(1)	(1)	(2)	—	—
	Other	Subscription Receipts	457(o)	(1)	(1)	(2)	—	—
	Other	Units	457(o)	(1)	(1)	(2)	—	—
	Unallocated (Universal) Shelf	(1)	457(o)	(1)	(1)	$350,000,000(1)(2)	0.0000927	$32,445

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$350,000,000		$32,445

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$32,445

(1)

There are being registered under this Registration Statement (the “Registration Statement”) such indeterminate number of Common Shares, Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units (the “Securities”) of The Lion Electric Company (the “Registrant”) as shall have an aggregate initial offering price not to exceed US$350,000,000. Any Securities registered by this Registration Statement may be sold separately or as units with other Securities registered under this Registration Statement. The proposed maximum initial offering price per Security will be determined, from time to time, by the Registrant in connection with the sale of the Securities under this Registration Statement.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, with respect to the Securities to be sold by the Registrant. In no event will the aggregate offering price of all Securities sold by the Registrant from time to time pursuant to this Registration Statement exceed US$350,000,000.